Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cannabis Science, Inc.

Colorado Springs, Colorado

We consent to the use and inclusion in this Form S-8 (2012 Stock Compensation Plan) of our report dated April 15, 2011 on our audits of the financial statements of Cannabis Science, Inc. (a development stage company) at December 31, 2010 and 2009 and for the years then ended and the period from January 27, 2005 (inception) to December 31, 2010.

/s/ Turner,Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

February 13, 2012